Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

[*], 2022

FG Financial Group, Inc.

360 Central Avenue, Suite 800

St. Petersburg, FL 33701

Re:	FG Financial Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to FG Financial Group, Inc., a Delaware corporation (the “Company”), in connection with its public offering of up to $5,000,000 of shares (including shares subject to the underwriters’ overallotment option) (the “Shares”) of the Company’s common stock, pursuant to the Company’s Registration Statement on Form S-1 (Reg. 333-264735), as amended.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

Based upon the foregoing, and subject to the qualifications stated below, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, as set forth in, and in the manner contemplated by, the Registration Statement and the Underwriting Agreement referred to therein, will be validly issued, fully paid, and nonassessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York, excluding its blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP